As filed with the Securities and Exchange Commission on March 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Upstream Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-4187694
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
890 Winter Street, Suite 200 Waltham, MA (Address of principal executive offices)	02451 (Zip Code)

Upstream Bio, Inc. 2024 Stock Option and Incentive Plan
(Full title of the plan)

E. Rand Sutherland, M.D.
Chief Executive Officer

Upstream Bio, Inc.
890 Winter Street, Suite 200

Waltham, MA 02451

(Name and address of agent for service)

(781) 208-2466

(Telephone number, including area code, of agent for service)

Copies to:
William D. Collins

Karin Yoo
Goodwin Procter LLP
100 Northern Avenue

Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Upstream Bio, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) to register 2,711,887 additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), available for issuance under the Registrant’s 2024 Stock Option and Incentive Plan (the “Plan”), pursuant to the evergreen provisions of the Plan.

These additional shares are of the same class as other securities relating to the Plan for which the Registrant’s Registration Statements on Form S-8 filed with the Commission on October 11, 2024 (File No. 333-282614) and March 12, 2025 (File No. 333-285729) (the “Earlier Registration Statements”) are effective.

Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements related to the Plan, except for “Item 8. Exhibits,” are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Earlier Registration Statements are presented herein.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1

Third Amended and Restated Certificate of Incorporation of Upstream Bio, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42366) filed on October 15, 2024).

4.2	Second Amended and Restated Bylaws of Upstream Bio, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-42366) filed on October 15, 2024).

4.3

Amended and Restated Investors’ Rights Agreement, among the Registrant and certain of its stockholders, dated June 6, 2023 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-282197) filed on September 18, 2024).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1

Upstream Bio, Inc. 2024 Stock Option and Incentive Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-282197) filed on October 7, 2024).

107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on this 26th day of March, 2026.

UPSTREAM BIO, INC.
By:	/s/ E. Rand Sutherland
Name: E. Rand Sutherland, M.D. Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each individual whose signature appears below hereby constitutes and appoints each of E. Rand Sutherland, M.D. and Michael Paul Gray, M.B.A. as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ E. Rand Sutherland	Chief Executive Officer and Director (Principal Executive Officer)	March 26, 2026
E. Rand Sutherland, M.D.
/s/ Michael Paul Gray	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 26, 2026
Michael Paul Gray, M.B.A.
/s/ Ronald C. Renaud, Jr.	Director and Chairman	March 26, 2026
Ronald C. Renaud, Jr., M.B.A.
/s/ Daniella Beckman	Director	March 26, 2026
Daniella Beckman
/s/ Erez Chimovits	Director	March 26, 2026
Erez Chimovits, M.B.A., M.Sc.
/s/ H. Edward Fleming, Jr.	Director	March 26, 2026
H. Edward Fleming, Jr., M.D.
/s/ Liam Ratcliffe	Director	March 26, 2026
Liam Ratcliffe, M.B.Ch.B., Ph.D., M.B.A.
/s/ Marcella Kuhlman Ruddy	Director	March 26, 2026
Marcella Kuhlman Ruddy, M.D., M.S.